Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release

MEMC APPOINTS PETER BLACKMORE TO BOARD OF

DIRECTORS

St. Peters, MO, February 23, 2006 – MEMC Electronic Materials, Inc. (NYSE: WFR) today announced the appointment of Peter Blackmore, Executive Vice President of Sales and Marketing of Unisys, to MEMC’s Board of Directors, effective February 22, 2006.

“We are pleased to have Peter Blackmore join MEMC’s Board of Directors,” said John Marren, chairman of the board, MEMC Electronic Materials. “Peter is a seasoned executive and a 25-year veteran of the information technology business. With his customer-centric focus and operational and management expertise, Peter is a strong asset to MEMC’s board.”

Blackmore joined Unisys in February 2005. Prior to Unisys, Blackmore was Executive Vice President of the Customer Solutions Group of Hewlett-Packard. In total, Blackmore spent 13 years with Compaq/Hewlett-Packard, holding a variety of management positions around the world. Blackmore holds a Masters degree in economics from Trinity College.

About MEMC

MEMC is the world’s largest public company solely devoted to the supply of wafers to semiconductor device manufacturers. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices.

CONTACT:	Bill Michalek Director, Investor Relations 636-474-5443